IOWA FIRST BANCSHARES CORP.
                                Second and Cedar
                             Muscatine, Iowa 52761
                                 (563) 263-4221
For more information contact:
Kim K. Bartling, Executive Vice President, Chief Operating Officer & Treasurer (563-262-4216) Or George A. Shepley, Chairman (563-262-4200)

                                  PRESS RELEASE
        FOR RELEASE January 21, 2003, at 1:00 p.m. Central Standard Time


Iowa First Bancshares Corp.Reports Record 2002 Financial Results and Dividend Payment

Iowa First Bancshares Corp. (OTCBB IFST) today reported net income of $861,000 for the quarter ended December 31, 2002, compared to net income of $821,000 for the quarter ended December 31, 2001, an increase of $40,000 or 4.9%. This increase in net income was primarily due to improved net interest income which was $188,000 or 6.9% greater during the fourth quarter of 2002, compared to the fourth quarter of 2001. Diluted earnings per share were $.60 during the three months ended December 31, 2002, and $.56 for the comparable period the prior year, an increase of $.04 or 7.2%.

Net income for the twelve months ended December 31, 2002, totaled $3,570,000 which was $170,000 or 5.0% more than the comparable period last year. This $3,570,000 was the highest annual net income figure ever reported by Iowa First Bancshares Corp. Net income per share for the year ended December 31, 2002, of $2.48 was $.18 or 7.8% greater than the prior year. This also represented a new record for the Company. Chairman George A. Shepley stated, "We are quite pleased with the financial results achieved during 2002 by our outstanding team of employees. In a year when many companies were reporting lower earnings or losses and all major U.S. stock indices exhibited negative returns for investors, the experience, integrity and dedication of our directors, officers and staff have once again rewarded our loyal shareholders."

Net interest income increased $725,000 or 6.7% when comparing the year ended December 31, 2002, to December 31, 2001. Securities gains of $84,000 recognized in 2002 compare to $331,000 of such gains in 2001. Other income, without securities gains, grew $43,000 or 1.7% to total $2,580,000 for the year 2002.

Provisions for loan losses increased $74,000 during 2002 to total $440,000. Salaries and benefits, the largest component of noninterest operating expenses, were actively monitored and controlled in 2002 to result in an increase of only $13,000 or 0.3% compared to 2001. Occupancy expenses decreased by $66,000 or 8.9% and equipment expenses declined $27,000 or 3.8% in 2002. All other 2002 noninterest operating expenses increased over 2001 by $246,000 or 11.2%. Much of this increase came in the areas of computer costs, losses incurred on other real estate, Federal Reserve Bank processing, consulting, employee recruiting, and insurance and bonds. In total, noninterest operating expenses were held to a modest increase over the prior year of $166,000 or only 2.0%.

At year-end 2002, total assets decreased $1,892,000 or 0.5%, and net loans increased $1,227,000, compared to year-end 2001. Additionally, over $20,000,000 of loans were sold on the secondary market in 2002. These sold loans generate up-front income and continuing earnings derived from servicing the loans. Over the same time period, total deposits increased $2,898,000 or 1.1% despite historically low interest rates paid for deposits. Notes payable have been reduced from $5,419,000 at December 31, 2001, to only $3,300,000 at December 31, 2002, by a combination of normal payments as well as prepayments. This reduction in the parent company's debt, coupled with continued growth in the equity of Iowa First Bancshares Corp., serves to strengthen the Company's balance sheet and future funding flexibility.

In summarizing some of the important shareholder benefits achieved during 2002, Kim Bartling, EVP, COO and Treasurer commented, "Iowa First Bancshares Corp. not only earned a return on average equity of nearly 15%, but also paid dividends to shareholders resulting in a yield, based on the beginning of the year stock price, of over 4%. Additionally, shareholders enjoyed a total investment return (stock price appreciation and dividend yield) in excess of 23%, based on the year-end appraisal price of $26.50 per share. Iowa First Bancshares Corp. also continued to repurchase shares of its common stock for the treasury, repurchasing nearly 34,000 shares during 2002."

In recognition of the Company's continued financial progress, the board of directors voted to increase the quarterly dividend by 3.3%, to $.235 per share, beginning with the dividend to be paid January 28, 2003.

Iowa First Bancshares Corp. is a bank holding company headquartered in Muscatine, Iowa. The Company provides a wide array of banking and other financial services to individuals, businesses and governmental organizations through its two wholly-owned national banks located in Muscatine and Fairfield, Iowa. Iowa First Bancshares Corp. common stock is traded on the Over-The-Counter Bulletin Board market under the symbol IFST.

This press release contains forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements may relate to anticipated revenues, gross margins, earnings, and growth of the market for our services and products. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: uncertainties associated with market acceptance of and demand for the Company's services and products, impact of competitive products and pricing, dependence on third party suppliers, uncertainties associated with the development and deployment of technology, regulatory or other developments in the industry, and the emergence of future opportunities or threats. Investors are directed to the Company's 2001 Annual Report on Form 10-K which is filed with the Securities and Exchange Commission.

                        CONSOLIDATED FINANCIAL HIGHLIGHTS
              (Dollar amounts in thousands, except per share data)
                                   (unaudited)

                                 For the Three  For the Three  For the Twelve  For the Twelve
                                  Months Ended   Months Ended   Months Ended    Months Ended
                                 Dec. 31, 2002  Dec. 31, 2001  Dec. 31, 2002   Dec. 31, 2001
                                 -------------  -------------  -------------   --------------

Net Interest Income                 $ 2,919      $ 2,731          $ 11,601        $ 10,876
Provision for Loan Losses               110           58               440             366
Securities Gains                          0           46                84             331
Noninterest Income                      705          727             2,580           2,537
Noninterest Expense                   2,321        2,337             8,711           8,545
Net Income After Income Taxes           861          821             3,570           3,400
Net Income Per Common Share,
   Basic and Diluted                $  0.60      $  0.56          $   2.48         $  2.30

                                            As of                   As of
                                     December 31, 2002        December 31, 2001
                                     -----------------        -----------------

Net loans                                 $273,922                 $272,695
Total Assets                               378,705                  380,597
Total Deposits                             270,422                  267,524
Tier 1 Capital                              29,504                   27,999